R E S I G N A T I O N


TO THE BOARD OF DIRECTORS OF
JUNO ACQUISITIONS, INC.:


     The  undersigned,  Johann  Wong, hereby resigns (i) as a member of the

Board of Directors; and (ii) any  other  offices  that  the undersigned may

hold   of  Juno  Acquisitions,  Inc.,  a  Nevada  corporation  ("Company"),

effective immediately.


Dated as of December 30, 1996



                              JOHANN WONG
                              JOHANN WONG